UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGRISTRATION UNDER SECTION 12(g)  OF THE SECURITIES EXCHANGE ACT PF 1934 OR SUSPENSION OF DUTY TO FILE REPORT

0-18995

(Commission File Number)

Interline Resources Corporation

(Exact name of registrant as specified in its charter)

160 West Canyon Crest Road, Alpine Utah 84004

(801) 756-3031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock par value $0.001

(Title of each class of securities covered by this form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box (es) to designate the appropriate rule provision (s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)

X

Rule 12g-4 (a)(2)

Rule 12h-3 (b)(1)(i)

Rule 12h-3 (b)(1)(ii)

Rule 15d-6

Approximate number of holders of record as of the certification or notice date:

225

Pursuant to the requirements of the Securities Exchange Act of 1934 Interline Resources Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 15, 2009

                          By: /s/ Michael R. Williams

Michael R. Williams, President & CEO